Exhibit 99.1

CONTACT:

Sean Healy

972-605-1290

shealy@eds.com

FOR RELEASE: 3:05 P.M. CT, MONDAY, JULY 28, 2004

EDS REPORTS SECOND QUARTER 2004 RESULTS

*	As-reported profit of 54 cents per share;
*	Pro forma loss of 3 cents per share, in line with guidance; revenue up 4%
*	Contract signings $4 billion, up 25%; on track for full-year target
*	$3.6 billion in unrestricted cash...on track to achieve zero net debt by year-end
*	Agreement to terminate "other commercial contract"

PLANO, Texas - EDS today reported second quarter 2004 earnings of $270 million, or 54 cents per share, up from $88 million, or 18 cents per share, in last year's second quarter on an as-reported basis.  On a pro forma basis, EDS posted a second quarter 2004 net loss of $16 million, or 3 cents per share, in line with its prior guidance.

Pro forma results exclude a gain of 81 cents per share related to the divestiture of UGS PLM Solutions, a charge of 17 cents per share related to the termination of its "other commercial contract" and previously disclosed restructuring charges of 6 cents per share.1

Second quarter 2004 revenue rose 4 percent to $5.24 billion from $5.06 billion in the year-ago quarter (flat versus last year's quarter on an organic basis, which excludes the impact of currency fluctuations, acquisitions and divestitures).  Revenue in the quarter was bolstered by EDS' strong performance in the U.S. and Europe and in its communications, government and retail sectors, offset somewhat by state Medicaid client runoff and an ongoing decline in GM revenue.  The comparative data for both periods (including contract signings) exclude UGS PLM Solutions, which is classified as discontinued operations.

EDS signed $4 billion in contracts in the second quarter, up 25 percent from $3.2 billion a year ago, reflecting sales growth from existing accounts and strong renewals.  Highlights include an eight-year, $1.1 billion managed network services agreement with Bank of America.  Signings also continued to be strong for contracts under $250 million in total value.

"EDS remains a tale of two cities," said Chairman and CEO Mike Jordan.  "Our ongoing business is now fully competitive, with increasing sales momentum reflected in our results as we lay the groundwork for further gains in 2005.  At the same time, we continue to be burdened by the cleanup of past problem contracts, as exhibited by our lower cash flow guidance on Navy and the charge this quarter to terminate the company's 'other commercial contract.'

"EDS' enhanced sales strategy is gaining traction, as evidenced by an improving win rate, signings and contract pipeline. Our sales growth with existing clients is proof we continue to deliver the service excellence they expect from EDS. Moreover, with the $2.05 billion divestiture of UGS PLM Solutions and the successful mandatory convertible debt exchange, EDS' balance sheet is significantly stronger."

Jordan noted the company had just $700 million in net debt at the end of the second quarter.  He emphasized EDS has reached out to all of its major clients and prospects following the recent Moody's action to ensure they understand the company's financial health.  He remains confident of meeting 2004 sales targets, noting that through the first half of 2004, EDS' contract signings were up 30 percent in terms of total dollar value versus the first six months of 2003.

"As we move to the second half of the year, we are focused on further enhancing our transformational capabilities, implementing our new technology platform and converting a large pipeline of contract opportunities into sales with new clients," Jordan said.

 EDS anticipates achieving the following milestones during the remainder of 2004:

*	Implementation of new NMCI contract service level agreements by October 1, providing an opportunity for the company to begin to bill seats at 100 percent;
*	Completion of agreements with major alliance partners to provide the technology backbone for its Agile Enterprise Platform (EDS' network-centric model for utility computing);
*	Realization of $1 billion in annual cost improvements by year-end; and
*	Signings of at least $17.5 billion in total contract value for the full year.

In the second quarter, EDS posted positive free cash flow of $40 million, versus positive free cash flow of $25 million in the second quarter last year, reflecting the delay of an approximately $250 million tax-related payment previously expected to have been made in the quarter.  EDS' prior guidance for the quarter was a cash outflow of $200 million - $300 million.  (See Note 2 to Summary of Consolidated Cash Flows for a discussion of free cash flow.)

EDS' pro forma loss of $16 million, or 3 cents per share, in the second quarter of 2004 excludes the impact of an after-tax gain of $404 million on the $2.05 billion sale of UGS PLM Solutions, completed May 27; pre-tax restructuring charges of $40 million related to EDS' ongoing productivity-improvement effort; and a pre-tax $135 million contract termination-related charge.  EDS' pro forma loss in the quarter compares to second quarter 2003 pro forma earnings of $100 million, or 21 cents per share, which excludes 3 cents per share of income from discontinued operations, 5 cents per share in asset write-downs and a charge of a penny per share related to executive severance.

Second quarter 2004 non-GM revenue rose 6 percent to $4.76 billion, versus $4.51 billion in the same period a year ago (up 2 percent on an organic basis).  GM revenue decreased 14 percent versus the year-ago quarter to $477 million (down 15 percent in constant currency).

Foundation for Growth

"In the quarter, we met our financial targets on earnings, liquidity, growth and free cash flow and are well on the way to our cost-reduction goals," said Bob Swan, executive vice president and CFO.  "We set a foundation for growth and have the resources we need to deliver on our commitments to clients, aggressively pursue new business and invest in our capabilities."

In the first half of 2004 alone, EDS improved its net debt position by some $3.2 billion and remains on track to achieve zero net debt and $5 billion in liquidity by year-end 2004.  (Net debt is a measure of total debt minus unrestricted cash and marketable securities.)

Results by Geography/Market Segment

  Americas: Second quarter 2004 revenue totaled $2.14 billion, down 7 percent from the same period a year ago. Operating profit was $268 million, down 3 percent year-over-year. Results reflect the impact of a divestiture and contract renegotiations, partially offset by improved performance in critical focus accounts.
  EMEA: Quarterly revenue rose 8 percent to $1.48 billion, on growth in the financial services and government sectors.  Operating profit increased 1 percent to $220 million.
  Asia: Quarterly revenue declined 3 percent to $295 million, while operating profit was down 18 percent at $28 million, reflecting tepid performance in the financial services sector.
  U.S. Government: Second quarter revenue totaled $736 million, essentially flat versus the second quarter in 2003.  The sector posted an operating loss of $65 million for the quarter.  Strong U.S. Federal revenue performance was offset by state government runoff (primarily Texas Medicaid).
  A.T. Kearney: Second quarter 2004 revenue was $210 million, down 1 percent versus the same period last year, while operating profit was $3 million. The high-end management and technology consulting services market continues to stabilize.

(All comparisons are in constant currency and exclude discontinued operations.  Geography/U.S. Government results exclude A.T. Kearney. Americas results exclude "other commercial contract" termination charge.)

"Other Commercial Contract" and Navy Marine Corps Intranet (NMCI)

EDS has reached an amicable agreement to terminate its "other commercial contract" and resolve all outstanding claims and issues related to the contract.  The termination is effective on August 1, 2004.

On NMCI, the company said it continues to make progress on program execution and cost control, is addressing customer preparedness issues on seat deployment and is pursuing incremental revenue growth opportunities. In the second quarter, EDS posted an operating loss of $171 million, or 21 cents per share, on the NMCI program, in line with prior guidance.  The program also generated a free cash outflow of $28 million, within plan.  EDS now expects to post an NMCI operating loss of 59 cents - 63 cents per share for full-year 2004 versus prior guidance of a loss of 51 cents - 61 cents per share.

Full-Year 2004 Guidance

As previously disclosed, EDS confirmed prior guidance for 2004 revenue ($20 billion - $21 billion) and narrowed the range for expected full-year earnings to 20 cents - 30 cents per share, versus prior guidance of 20 cents - 40 cents per share, reflecting continued uncertainty in NMCI program funding for Bureau of Medicine seats.  Reflecting the uncertainty, EDS also lowered its 2004 free cash flow estimate to $200 million - $300 million, versus prior guidance of $300 million - $500 million, as previously disclosed.  Full-year free cash flow guidance includes $650 million - $750 million in positive free cash flow from EDS' core business, which excludes an anticipated free cash outflow of $450 million on the NMCI program.  (See footnote 2 for detail on guidance.)

Conference Call

EDS' securities analysts conference call will be broadcast live on the Internet today at 4 p.m. CT (5 p.m. ET).  To access the call and view related financial information, go to www.eds.com/call.  You need Windows MediaPlayer or Real Player to listen.  The call also will be archived for 30 days at www.eds.com/call.

1Reconciliation from GAAP to pro forma reflects rounding of a penny.

22004 guidance excludes an 8-cent per share gain on a divestiture, 10 cents per share in restructuring charges, and 5 cents per share related to discontinued operations (UGS PLM Solutions) in the first quarter,  the second quarter pro forma adjustments explained above, and the impact of any dispositions and restructuring charges in the second half of the year.

About EDS
EDS provides a broad portfolio of business and technology solutions to help its clients worldwide improve their business performance. EDS' core portfolio comprises information-technology, applications and business process services, as well as information-technology transformation services. EDS' A.T. Kearney subsidiary is one of the world's leading high-value management consultancies. With 2003 revenue of more than $20 billion, EDS is ranked 87th on the Fortune 500. The company's stock is traded on the New York (NYSE: EDS) and London stock exchanges. Learn more at eds.com <<http://www.eds.com>>.

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The statements in this press release that are not historical statements, including statements regarding future financial performance, anticipated cost savings, and the value of new business signed and forecasted to be signed, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These include, but are not limited to the performance of current and future client contracts in accordance with our cost, revenue and cash flow estimates, including our ability to achieve any operational efficiencies in our estimates; our ability to recover our investment in certain client contracts, including in particular contracts involving the construction of new computer systems and communications networks or the development and deployment of new technologies for which there may exist substantial performance risk and with respect to which some or all elements of service delivery may be dependent upon our successful completion of the development, construction and deployment phases; for contracts with U.S federal government clients, including our Navy Marine Corps Intranet contract, the government's ability to cancel the contract or impose additional terms and conditions due to changes in government funding, or deployment schedules, military action or otherwise; our ability to access the capital markets, including our ability to obtain capital leases, surety bonds and letters of credit, to arrange new client supported financing transactions or similar facilities and continue to access existing facilities; the impact of rating agency actions on our business, including our ability to access capital and our cost of capital as well as the impact of such actions on our agreements that contain debt rating triggers; the impact of third-party benchmarking provisions in certain client contracts; the impact on a historical and prospective basis of accounting rules and pronouncements; the impact of claims, litigation and governmental investigations; the success of our strategic reorganization and cost cutting initiatives and the timing and amount of any resulting benefits; the impact of acquisitions and divestitures; our ability to attract and retain highly skilled personnel; a reduction in the carrying value of our assets; the impact of a bankruptcy or the financial difficulty of a significant client on the financial and other terms of our agreements with that client; the expiration or termination of a significant client contract, including our contract with GM; with respect to the funding of our pension plan obligations, the performance of our investments relative to our assumed rate of return; changes in tax laws and interpretations, competition in the industries in which we conduct business and the impact of competition on pricing, revenues and margins; the impact of general economic and other conditions on the discretionary spend of our existing clients and our ability to obtain new business; the degree to which third parties continue to outsource IT and business processes and failure to obtain treaty relief from double taxation; failure to obtain or protect intellectual property rights; and fluctuations in foreign currency, exchange rates and interest rates. We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF RESULTS OF OPERATIONS

(in millions, except per share amounts)

Three Months Ended	Six Months Ended
June 30,	June 30,
2004	2003	2004	2003

Revenues(1)	$ 5,238	$ 5,061	$ 10,436	$ 10,078

Costs and expenses
Cost of revenues(2)	4,857	4,437	9,637	8,973
Selling, general and administrative	428	397	819	806
Restructuring and other(3)	37	43	29	91
Total costs and expenses	5,322	4,877	10,485	9,870
Operating income (loss)	(84)	184	(49)	208
Other income (expense)	(112)	(70)	(186)	(130)
Income (loss) from continuing operations before income taxes	(196)	114	(235)	78
Provision (benefit) for income taxes	(64)	41	(65)	28
Income (loss) from continuing operations	(132)	73	(170)	50
Income from discontinued operations, net of income taxes(4)	402	15	428	39
Income before cumulative effect of changes in accounting principles	270	88	258	89
Cumulative effect on prior years of changes in accounting principles, net of income taxes(5)	-	-	-	(1,432)
Net income (loss)	$ 270	$ 88	$ 258	$ (1,343)

Basic earnings per share of common stock(6)
Income (loss) from continuing operations	$ (0.27)	$ 0.15	$ (0.34)	$ 0.11
Income from discontinued operations	0.81	0.03	0.87	0.08
Cumulative effect on prior years of changes in accounting principles	-	-	-	(3.00)
Net income (loss)	$ 0.54	$ 0.18	$ 0.53	$ (2.81)
Diluted earnings per share of common stock(6)
Income (loss) from continuing operations	$ (0.27)	$ 0.15	$ (0.34)	$ 0.11
Income from discontinued operations	0.81	0.03	0.87	0.08
Cumulative effect on prior years of changes in accounting principles	-	-	-	(2.95)
Net income (loss)	$ 0.54	$ 0.18	$ 0.53	$ (2.76)

Weighted average number of shares outstanding
Basic	497	478	490	478
Diluted	497	487	490	486

Cash dividends per share	$ 0.15	$ 0.15	$ 0.30	$ 0.30

Refer to the following page for accompanying notes to the summary of results of operations.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO THE SUMMARY OF RESULTS OF OPERATIONS

1.

Revenues from base (non-GM) clients were $4,761 million and $4,509 million for the three months ended June 30, 2004 and 2003, respectively. Revenues from GM and its affiliates were $477 million and $552 million for the three months ended June 30, 2004 and 2003, respectively. Revenues from base clients were $9,456 million and $8,960 million for the six months ended June 30, 2004 and 2003, respectively. Revenues from GM and its affiliates were $980 million and $1,118 million for the six months ended June 30, 2004 and 2003, respectively.

2.

Cost of revenues for the three and six months ended June 30, 2004 includes a $135 million charge to write-down certain assets and recognize vendor commitments and severance charges related to the termination of a significant commercial contract. Cost of revenues for the three months and six months ended June 30, 2003 includes a $98 million credit reversing a portion of charges taken in 2002 related to the MCI bankruptcy.

3.

Restructuring and other for the three and six months ended June 30, 2004 relates to the Company's 2003 initiative to reduce its costs, streamline its organizational structure and exit certain operating activities. Restructuring and other for the six months ended June 30, 2004 also includes a pretax gain of $65 million related to the sale of the Automotive Retail Group recognized in the first quarter. Restructuring and other for the three months ended June 30, 2003 consists of asset write-downs of $36 million and an executive severance charge of $7 million. Restructuring and other for the six months ended June 30, 2003 also includes a $48 million one-time severance charge related to the Company's former Chairman and Chief Executive Officer recognized in the first quarter.

4.

Income from discontinued operations for the three months and six months ended June 30, 2004 represents the net results of UGS PLM Solutions, including a gain on sale of $713 million ($404 million net of tax), which was sold during the second quarter of 2004. Income from discontinued operations for the three and six months ended June 30, 2003 includes the net results of UGS PLM Solutions, the Technology Solutions business sold during the fourth quarter of 2003 and the subscription fulfillment business sold during the second quarter of 2003.

5.

During the third quarter of 2003, the Company changed its accounting for multiple-element service contracts as a result of its adoption of the provisions of Emerging Issues Task Force ("EITF") 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, on a cumulative basis as of January 1, 2003. The cumulative effect of this accounting change on years prior to 2003 was a charge of $2.24 billion ($1.42 billion after tax) reflected in the first quarter of 2003. Results for the first two quarters of 2003 have been adjusted to reflect the retroactive adoption of the new accounting standard in those periods. During the first quarter of 2003, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 143, Accounting for Asset Retirement Obligations. The cumulative effect of SFAS No. 143 on years prior to 2003 was a charge of $25 million ($17 million after tax) reflected in the first quarter of 2003.

6.	Basic and diluted earnings (loss) per share of common stock was $(0.03) for the three months ended June 30, 2004 after excluding charges related to the termination of a significant commercial contract (see Note 2), restructuring and other (see Note 3) and discontinued operations (see Note 4). Basic and diluted earnings per share of common stock was $0.21 for the three months ended June 30, 2003 after excluding restructuring and other (see Note 3) and discontinued operations (see Note 4).

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED BALANCE SHEETS

(in millions)

	June 30,	December 31,
	2004	2003
ASSETS
Current assets
Cash and cash equivalents	$ 3,492	$ 2,197
Marketable securities	488	116
Accounts receivable, net	2,991	3,101
Prepaids and other	903	1,055
Deferred income taxes	322	108
Assets held for sale	-	1,539
Total current assets	8,196	8,116

Property and equipment, net	2,536	2,818
Deferred contract costs, net	781	870
Investments and other assets	913	1,051
Goodwill	3,451	3,472
Other intangible assets, net	1,098	1,231
Deferred income taxes	511	722
Total assets	$ 17,486	$ 18,280

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 513	$ 572
Accrued liabilities	2,863	3,244
Deferred revenue	1,015	1,079
Income taxes	161	50
Current portion of long-term debt and secured A/R facility	940	2,275
Liabilities held for sale	-	262
Total current liabilities	5,492	7,482

Pension benefit liability	1,043	1,116
Long-term debt, less current portion	3,376	3,488
Minority interests and other long-term liabilities	418	480
Shareholders' equity	7,157	5,714
Total liabilities and shareholders' equity	$ 17,486	$ 18,280

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED CASH FLOWS

(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003

Net cash provided by operating activities(1)	$ 169	$ 217	$ 394	$ 534

Cash Flows from Investing Activities
Proceeds from sales of marketable securities	63	16	75	29
Proceeds from investments and other assets	62	168	94	377
Proceeds from divested assets	1,979	6	2,064	6
Payments for purchases of property and equipment	(150)	(181)	(332)	(367)
Payments for investments and other assets	(29)	(104)	(128)	(268)
Payments related to acquisitions, net of cash acquired	-	16	(50)	15
Payments for purchases of software and other intangibles	(78)	(50)	(181)	(97)
Payments for purchases of marketable securities	(407)	(1)	(450)	(2)
Other	6	3	12	19
Net cash provided by (used in) investing activities	1,446	(127)	1,104	(288)

Cash Flows from Financing Activities
Proceeds from long-term debt and secured A/R facility	-	1,767	6	1,790
Payments on long-term debt and secured A/R facility	(8)	(90)	(14)	(176)
Net increase (decrease) in borrowings with original maturities less than 90 days	-	3	-	(73)
Capital lease payments	(39)	(28)	(84)	(51)
Employee stock transactions	15	13	31	23
Dividends paid	(75)	(72)	(148)	(143)
Other	(7)	(7)	(14)	(15)
Net cash provided by (used in) financing activities	(114)	1,586	(223)	1,355
Effect of exchange rate changes on cash and cash equivalents	9	(37)	20	(55)
Net increase in cash and cash equivalents	1,510	1,639	1,295	1,546
Cash and cash equivalents at beginning of period	1,982	1,549	2,197	1,642
Cash and cash equivalents at end of period	$ 3,492	$ 3,188	$ 3,492	$ 3,188

(1)

Depreciation and amortization and deferred cost charges were $538 million and $464 million for the three months ended June 30, 2004 and 2003, respectively. Depreciation and amortization and deferred cost charges were $1,070 million and $936 million for the six months ended June 30, 2004 and 2003, respectively.

(2)

EDS defines free cash flow as net cash provided by operating activities, less capital expenditures. Capital expenditures is the sum of (i) net cash used in investing activities, excluding proceeds from sales of marketable securities, net proceeds from divested assets (net of taxes and fees), payments for acquisitions, net of cash acquired, and payments for purchases of marketable securities, and (ii) payments on capital leases. It is a non-GAAP measure and should be viewed together with the Summary of Consolidated Cash Flows. Free cash flow for the three months ended June 30, 2004 and 2003 reflects net cash provided by operating activities of $268 million (excluding $14 million in fees related to UGS PLM sale and including $85 million in cash generated through utilization of tax credits on the UGS PLM sale; this amount is reflected on the divestiture line of the Summary of Consolidated Cash Flows) and $217 million, respectively, less capital expenditures of $228 million and $192 million, respectively.